For Immediate Release

Wiley Acquires mthree
IT education and job placement leader
delivers skilled technology talent to the world’s largest corporations

HOBOKEN, N.J.— January 6, 2020 —John Wiley & Sons, Inc. (NYSE:JW-A) (NYSE:JW-B), a global leader in research and education, announced today that it has acquired mthree from ECI Partners LLP. mthree is a rapidly growing education services provider that addresses the IT skills gap by finding, training and placing job-ready technology talent in roles with leading corporations worldwide. Under the terms of the agreement, mthree shareholders received approximately $129 million (£98 million) in cash at January 1 closing.

mthree sources, trains, and prepares aspiring students and professionals to meet the skill needs of today’s tech careers, and then places them with some of the world’s largest financial institutions, technology companies, and government agencies. mthree also works with its clients to retrain and retain existing employees so they can continue to meet the changing demands of today’s technology landscape. The Company’s revenue for calendar year 2019 is expected to be over $50 million, with a projected annual growth rate of over 20%.

“Wiley is committed to bridging the gap between education output and industry need,” said Brian Napack, President and CEO of Wiley. “The acquisition of mthree advances Wiley’s leadership in powering the high-demand, high-potential careers that are fueling the global knowledge economy. CEO Alex Headley and his team have built a great company with extremely high customer and client satisfaction -- mthree is putting people in great IT jobs with great companies, and these people are succeeding.  We are very pleased to welcome them to the Wiley family.”

The addition of mthree to Wiley’s Education Services portfolio reinforces Wiley’s commitment to driving outstanding career outcomes by delivering high-quality education content, platforms and services that target high-demand careers and disciplines. In 2020, there will be over 1.8 million unfilled computer-related job opportunities in the US and EMEA, yet only 100,000 computer science grads, according to industry statistics. With Gartner reporting a global IT spend of $3.7 trillion, technology is among the most in-demand disciplines for students, professionals, universities and corporations.

"The last five years have seen tremendous growth for mthree. We have been on a journey from a start-up to a global corporation that includes partnerships with the world’s largest banks and disruptive tech businesses,” said Alex Headley, Chief Executive Officer and Founder, mthree. “Wiley will enable mthree’s strategic growth plans to be realized, helping more graduates navigate the changing world of work and our clients grow their businesses with the right talent.”

Todd Zipper, President of Wiley Education Services said, “mthree is a terrific company that extends Wiley’s unmatched portfolio of education services right into the workplace. They effectively eliminate the friction that exists in the labor market when students leave higher education and try to enter the workforce and, in doing so, they create a win-win-win for the university, the corporation and, most of all, the student.”

Jefferies LLC acted as mthree’s sole financial advisor on this transaction. Addleshaw Goddard LLP acted as legal advisor to ECI Partners LLP, and Osborne Clarke LLP acted as legal advisor to mthree management.

Additional Information

Contacts
Wiley Investors:
Brian Campbell, +1 201 748 6874
brian.campbell@wiley.com
or
Media:
Lauren Andrich, +1 201 748 5838
landrich@wiley.com

About Wiley
Wiley drives the world forward with research and education.  Through publishing, platforms and services, we help students, researchers, universities, and corporations to achieve their goals in an ever-changing world. For more than 200 years, we have delivered consistent performance to all of our stakeholders. The Company's website can be accessed at www.wiley.com.

About mthree
mthree is supplier of emerging talent, delivering much-needed technology talent to any business that needs new tech talent, or wants to reenergize and reskill their current teams. Working with a range of clients, from global investment banks to up-and-coming FinTech companies, mthree sources, trains and hires people with in-demand technology skills.  They are then embedded, commitment-free, into the clients’ own teams for up to 24 months, at which point they can be converted into full time employees. In addition to emerging graduate talent, mthree gives its clients access to a more senior global community of trained experts, as well as veterans and commercially experienced career changers. mthree also offers tailored training for their clients’ existing employees, to enable them to retain their workforce and compete in a rapidly evolving technology landscape.

Forward-Looking Statements
This release may contain certain forward-looking statements. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based on a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.